EXHIBIT 10.5P

LONG TERM INCENTIVE PERFORMANCE SHARE
RESTRICTED STOCK UNIT AGREEMENT
PURSUANT TO THE JOHN BEAN TECHNOLOGIES CORPORATION
INCENTIVE COMPENSATION AND STOCK PLAN

(PERFORMANCE-BASED: EXECUTIVE OFFICER VERSION)

This Agreement is made as of <<Grant Date>> (the "Grant Date") by JOHN BEAN TECHNOLOGIES CORPORATION, a Delaware corporation, (the "Company") and <<Participant Name>> (the "Employee").

In 2008, the Board of Directors of the Company (the “Board”) adopted the John Bean Technologies Corporation Incentive Compensation and Stock Plan (the "Plan"). The Plan, as it may be amended and continued, is incorporated by reference and made a part of this Agreement and will control the rights and obligations of the Company and the Employee under this Agreement.  Except as otherwise expressly provided herein, all capitalized terms have the meanings provided in the Plan. To the extent there is a conflict between the Plan and this Agreement, the provisions of the Plan will control.

The Compensation Committee of the Board (the “Committee”) determined that it would be to the competitive advantage and interest of the Company and its stockholders to grant an award of restricted stock units to the Employee, the amount of which will vary based on the Company’s performance, as an inducement to remain in the service of the Company or one of its affiliates (collectively, the “Employer”), and as an incentive for increased efforts during such service.  The Compensation Committee intends that the Award granted herein qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Committee, on behalf of the Company, grants to the Employee an award (the “Award”) of << Quantity Granted>>restricted stock units (the “RSUs”), which is equal to an equivalent number of shares of the Company’s common stock par value of $0.01 per share (the "Common Stock").  The number of RSUs ultimately earned by the Employee will depend upon the Company’s performance over a three year period, <<insert applicable years>> on two performance criteria – cumulative EPS and average ROIC.  The actual number of RSUs earned by the Employee will be determined at a meeting of the Committee following the completion of the last calendar year of the three year performance period, at which time the Committee will certify whether the performance criteria have been satisfied and will review and approve the Company’s calculation of the Company’s performance on the two measures’ specified performance criteria.  The total number of RSUs issued will vary between 0-200% of the target award amount depending on where in the specified performance range for each measure the Company’s three year performance on the two measures falls.  There will be a minimum level for each measure below which the Employee will receive 0% of the target award, and correspondingly a maximum performance level which, even if exceeded, will not generate more than 200% of the target award.  In between the minimum and maximum performance targets the performance level of each measure will be plotted on a predefined curve which will indicate the percent of the target award achieved (see attached).  The performance achieved on each measure will be weighted 70% for EPS and 30% for ROIC, with the weighted amounts then added together to determine the actual percentage payout of the target award amount.

The award is made upon the following terms and conditions:

1.             Vesting.  The RSUs ultimately earned by the Employee will vest on the first trading day in April of the third year after the grant date (the “Vesting Date”).  Upon the Vesting Date, the RSUs will be immediately settled in shares of Common Stock and will be immediately transferable thereafter.  In the event of the Employee’s retirement from the Company upon or after attaining age 62 and 10 Years of Service, the RSUs will not vest until the Vesting Date and upon such Vesting Date, such RSUs will be immediately settled in shares of Common Stock and will be immediately transferable thereafter (and, in any event, within 70 days thereafter), with the amount of the resulting award to be determined on the basis of the Company’s achievement of the performance criteria. Notwithstanding the foregoing, the RSUs will vest and will be immediately settled in shares of Common Stock and be immediately transferable thereafter (but in any event within 70 days) upon the occurrence of any of the following events:

(a)            the Employee’s death;

(b)            the Employee's Disability;

(c)            a Change in Control under which the successor corporation does not assume the Awards that remain outstanding under the Plan as of the effective date of the Change in Control, provided, if the Employee has attained (or could have attained) age 62 and 10 Years of Service prior to the Expiration Date of the Employee’s Award, this Section 1(c) shall not be applicable and, as such, the Employee’s Award shall not vest and be settled under this Section 1(c). For purposes herein, upon a Change in Control, the successor corporation shall be deemed to have assumed the Awards that remain outstanding under the Plan as of the effective date of the Change in Control if and only if such Awards are either (i) assumed or continued by the successor corporation, preserving the terms and conditions and existing value of the Awards as of the effective date of the Change in Control or (ii) replaced by the successor corporation with equity awards that preserve the existing value of the Awards as of the effective date of the Change in Control and provide terms and conditions that are the same or more favorable to the participants as those existing as of the effective date of the Change in Control and that otherwise comply with, and do not result in a violation of, Section 409A of the Code, which replacement shall be subject to the Compensation Committee’s approval;

(d)            an involuntary Termination of Employment of the Employee's employment by the Company for reasons other than Cause within twenty-four (24) calendar months following the month in which a Change in Control of the Company occurs; or

(e)            a voluntary Termination of Employment by the Employee for Good Reason within twenty-four (24) calendar months following the month in which a Change in Control of the Company occurs pursuant to a notice of termination of employment delivered to the Company by the Employee.

For purposes of determining the amount of the resulting award in such an event, it will be assumed that the Company achieved “target” performance on each of the performance measures, resulting in the payment of 100% of the target award amount of this grant.   All RSUs will be forfeited upon termination of the Employee's employment with the Employer before the Vesting Date for a reason other than death, Disability or retirement from the Company upon or after attaining age 62 and 10 Years of Service.

2.             Adjustment.  The Committee shall make equitable substitutions or adjustments in the RSUs as it determines to be appropriate in the event of any corporate event or transaction such as a stock split, merger, consolidation, separation, including a spin-off or other distribution of stock or property of the Company, reorganization or any partial or complete liquidation of the Company and shall make equitable adjustments to the financial results utilized for determining the level of achievement of the performance criteria as it determines to be appropriate to eliminate the impact of subsequent events that are objective, represent unusual or extraordinary items or events or are otherwise determined to be appropriate to adjust for, including (i) restructurings, discontinued operations, foreign currency translation, acquisitions and dispositions and mark-to-market accounting, (ii) charges relating to impairment and other unusual or nonrecurring charges and (iii) a change in tax law or accounting standards, practices or policies; provided, any such substitutions or adjustments shall be made in such a manner so as to comply with Treas. Reg. Section 1.162-27(e)(2)(iii)(C).

3.              Rights as Stockholder.

(a)            Until the RSUs are vested and settled in shares of Common Stock, the Employee shall have no rights as a stockholder of the Company.  The vested RSUs will be settled in shares of Common Stock and issued in the form of a book entry registration in the amount earned as a result of Company performance.

(b)           Prior to the Vesting Date, the Employee may not vote, sell, exchange, transfer, pledge, hypothecate or otherwise dispose of any of the RSUs.  The RSUs have Dividend Equivalent Rights subject to the same vesting requirements as stated in Section 1 of this agreement and such rights are subject to forfeiture to the same extent as the underlying RSUs.

4.             No Limitation on Rights of the Company.  The granting of RSUs will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

5.             Employment.  Nothing in this Agreement or in the Plan will be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Employer will continue to employ the Employee, or as affecting in any way the right of the Employer to terminate the employment of the Employee at any time.

6.             Government Regulation.  The Company's obligation to deliver Common Stock following the Vesting Date will be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

7.              Withholding.  The Employer will comply with all applicable withholding tax laws, and will be entitled to take any action necessary to effectuate such compliance. The Company may withhold a portion of the Common Stock to which the Employee or beneficiary otherwise would be entitled equivalent in value to the taxes required to be withheld, determined based upon the Fair Market Value of the Common Stock.  For purposes of withholding, Fair Market Value shall be equal to the closing price of the amount of Common Stock earned by the Employee pursuant to this award on the Vesting Date, or, if the Vesting Date is not a business day, the next business day immediately following the Vesting Date.

8.             Notice.  Any notice to the Company provided for in this Agreement will be addressed to it in care of its Secretary, John Bean Technologies Corporation, 70 West Madison Street, Suite 4400, Chicago, Illinois 60602, and any notice to the Employee (or other person entitled to receive the RSUs) will be addressed to such person at the Employee’s address now on file with the Company, or to such other address as either may designate to the other in writing.  Any notice will be deemed to be duly given when enclosed in a properly sealed envelope addressed as stated above and deposited, postage paid, in a post office or branch post office regularly maintained by the United States government.

9.             Administration.  The Committee administers the Plan.  The Employee’s rights under this Agreement are expressly subject to the terms and conditions of the Plan, a copy of which may be accessed through the Fidelity NetBenefits website, including any guidelines the Committee adopts from time to time.

10.           Binding Effect.  This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

11.           Sole Agreement.  This Agreement is the entire agreement between the parties to it, and any and all prior oral and written representations are merged into this Agreement.  This Agreement may only be amended by written agreement between the Company and the Employee.  Employee expressly acknowledges that the form of the grant agreement that the Employee accepts electronically through the Fidelity NetBenefits website is intended to facilitate the administration of this RSU award and may not be a full version of this Agreement due to limitations inherit in such website that are imposed by Fidelity.  The terms of this Agreement will govern the Employee’s award in the event of any inconsistency with the agreement viewed or accepted by the Employee on the Fidelity NetBenefits website.

12.            Governing Law.  The interpretation, performance and enforcement of this Agreement will be governed by the laws of the State of Delaware.

13.            Privacy.  Employee acknowledges and agrees to the Employer transferring certain personal data of such Employee to the Company for purposes of implementing, performing or administering the Plan or any related benefit.  Employee expressly gives his consent to the Employer and the Company to process such personal data.

14.            Code Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. In the event the terms of this Agreement would subject Employee to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Employee shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible. To the extent the RSUs under this Agreement are payable by reference to Employee’s “termination of employment” such term and similar terms shall be deemed to refer to Employee’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, to the extent the RSUs constitute nonqualified deferred compensation, within the meaning of Section 409A, then (i) if such RSUs are conditioned upon Employee’s execution of a release and are scheduled to be paid during a designated period that begins in one taxable year and ends in a second taxable year, such RSUs shall be paid in the later of the two taxable years and (ii) if Employee is a specified employee (within the meaning of Section 409A of the Code) as of the date of Employee’s separation from service, if such RSUs are payable upon Employee’s separation from service and would have been paid prior to the six-month anniversary of Employee’s separation from service, then the payment of such RSUs shall be delayed until the earlier to occur of (A) the first day of the seventh month following Employee’s separation from service or (B) the date of Employee’s death.

Executed as of the Grant Date.

JOHN BEAN TECHNOLOGIES CORPORATION

By:		<<Electronic Signature>>
	Vice President, Human Resources	<<Participant Name>>

<<Acceptance Date>>

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.